Exhibit 99.1

NEWS

Charter Reports Third Quarter 2010
Financial and Operating Results

Continued Strength in Internet and Bundled Growth

St. Louis, Missouri – November 3, 2010 – Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and nine months ended September 30, 2010.

Third Quarter Highlights:

•
Compared with the prior year, third quarter revenues grew 4.6% on a pro forma 1 basis and 4.5% on an actual basis, driven by increases in Internet, phone and commercial customers and growth in advertising sales.

•
Charter added approximately 58,700 revenue generating units (RGUs) and increased average monthly revenue per basic video customer (ARPU) 9.4% year-over-year to $126.07, driven by increased sales of The Charter Bundle and advanced services.

•
Third quarter adjusted EBITDA2 grew 4.5% year-over-year on a pro forma basis and 4.3% on an actual basis, and net loss attributable to Charter shareholders was reduced to $95 million in the third quarter of 2010 compared to $1.035 billion in the third quarter of 2009.

•	Free cash flow2 for the three months ended September 30, 2010 was $135 million and cash flows from operating activities were $441 million.

•
Charter continued to extend maturities and further balance its maturity profile with CCO Holdings, LLC’s issuance of $1.0 billion of 7.25% Senior Notes due 2017 with proceeds used to repay borrowings under Charter Communications Operating, LLC’s credit facilities.

1Pro forma results are described below in the “Use of Non-GAAP Financial Metrics” section and are provided in the addendum of this news release.
2Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to consolidated net income (loss) and net cash flows from operating activities, respectively, in the addendum of this news release.

“I’m pleased with our third quarter results and the progress we’re making on our longer term strategic initiatives,” said Mike Lovett, President and Chief Executive Officer. “Our free cash flow has increased significantly this year, and we’re making investments to enhance our product portfolio and service capabilities while expanding our commercial offerings, which I believe will further improve our position for long-term success.”

Key Operating Results

All of the following customer and ARPU statistics are presented on a pro forma basis. Charter served approximately 13.0 million RGUs as of September 30, 2010, an increase of 402,400 RGUs, or about 3.2%, over the prior year. RGUs grew by 58,700 in the third quarter of 2010 compared to the second quarter of 2010. Approximately 60% of Charter’s residential customers subscribe to a bundle, compared to 56% a year ago.  Charter’s ARPU for the third quarter of 2010 was $126.07, an increase of 9.4% compared to third quarter 2009, primarily as a result of strong triple play and advanced services growth.

Third quarter 2010 customer highlights included the following:

•
Digital video customers increased by approximately 41,800 and basic video customers decreased by approximately 63,800 during the third quarter.  Digital customer additions for the quarter were over 80% higher than year-ago net additions due to product and service enhancements. Video ARPU was $69.10 for the third quarter of 2010, up 5.0% year-over-year as a result of increases in premium revenue and higher digital, high definition and digital video recorder (DVR) penetration.

•
Internet customers grew by approximately 50,800 during the third quarter of 2010, reflecting continued consumer demand for superior speeds offered by Charter. Internet ARPU of $41.97 increased approximately 0.9% compared to the year-ago quarter, reflecting increased penetration of home networking.

•	Third quarter 2010 net gains of phone customers were approximately 29,900. Phone penetration reached 16.0% as of September 30, 2010. Phone ARPU of $41.45 decreased approximately 4.6%.

As of September 30, 2010, Charter served approximately 5.2 million customers, and the Company’s 13.0 million RGUs were comprised of 4.7 million basic video, 3.4 million digital video, 3.2 million Internet and 1.7 million phone customers.

Third Quarter Results

Third quarter 2010 revenues were $1.769 billion, up 4.5% compared to the year-ago quarter, as the Company continued to grow its Internet, phone, commercial and ad sales businesses.

Third quarter 2010 video revenues were $918 million, essentially flat with the year-ago quarter, as digital, premium and advanced services revenue growth was offset by a decline in basic video customers. Internet revenues were $404 million, up 8.9% year-over-year primarily due to an increased number of customers. Telephone revenues for the 2010 third quarter were $208 million, an 8.3% increase over third quarter 2009, as growth in the triple play bundle continues. Commercial service revenues rose to $126 million, an 11.5% increase year-over-year, reflecting an increase in small to medium business (SMB), mid-market and carrier customers. Advertising sales revenues were $75 million for the third quarter of 2010, a 17.2% increase, compared to the third quarter of 2009, as a result of improvements across all sectors, primarily the political and automotive sectors.

Operating costs and expenses totaled $1.137 billion, an increase of 4.6% compared to the year-ago period, primarily due to increases in programming expenses, labor costs and expenses related to investments in our commercial business and strategic bandwidth initiatives. Programming expenses increased as a result of annual rate increases while labor costs increased as a result of increases in activity related to our strategic investments and RGU growth.

Adjusted EBITDA for the third quarter of 2010 totaled $632 million, an increase of 4.3% compared to the year-ago period. Adjusted EBITDA margin was 35.7% for the third quarter of 2010.

Charter reported $240 million of income from operations in the third quarter of 2010, compared to $2.591 billion of loss in the third quarter of 2009. The change in income from operations is primarily a result of the $2.854 billion impairment of franchises in 2009 that did not recur in 2010.

Net loss attributable to Charter shareholders was $95 million in the third quarter of 2010, compared to a loss of $1.035 billion in the third quarter of 2009. The improvement resulted primarily from the elimination of the impairment of franchises, net of taxes, and the reduction in reorganization costs related to Charter’s restructuring in 2009, partially offset by the elimination of net loss allocated to non-controlling interest.  Charter reported net loss per common share of $0.84 in the third quarter of 2010, compared with a loss of $2.73 during the same period last year. The decrease in loss per common share is a result of the decrease in net loss offset by a decrease in the number of shares outstanding as a result of recapitalization upon emergence from Chapter 11 proceedings under the U.S. Bankruptcy Code.

Expenditures for property, plant and equipment for the third quarter of 2010 increased to $299 million, compared to third quarter 2009 expenditures of $279 million, as a result of strategic investments including bandwidth reclamation projects, such as switched digital video (SDV) launches and investments made to move into new commercial segments.

Free cash flow for the third quarter of 2010 was $135 million, compared to $105 million in the same period last year. The increase in free cash flow is primarily due to a decrease in cash reorganization items and growth in Adjusted EBITDA, partially offset by increases in cash paid for interest and investments to enhance our residential and commercial products and service capabilities.

Net cash flows from operating activities for the third quarter of 2010 were $441 million, compared to $383 million in the third quarter of 2009.

Year to Date Results – Actual

Revenues for the nine months ended September 30, 2010 were $5.275 billion, up 4.6% year-over-year. Operating costs and expenses totaled $3.360 billion, an increase of 5.5% for the nine months ended September 30, 2010, compared to the year-ago period. Adjusted EBITDA for the nine months ended September 30, 2010 totaled $1.915 billion, an increase of 3.0% compared to the year-ago period.

Charter reported $745 million of income from operations for the nine months ended September 30, 2010, compared to $1.956 billion of loss from operations for the first nine months of 2009.

Net loss attributable to Charter shareholders was $152 million for the nine months ended September 30, 2010, compared to a loss of $1.352 billion for the first nine months of 2009. Charter reported net loss per common share of $1.34 for the nine months ended September 30, 2010, compared to a loss of $3.57 in the same period last year.

Expenditures for property, plant and equipment for the nine months ended September 30, 2010 were $948 million, compared to $819 million in the same period last year. The Company expects capital spending for the full year to be approximately $1.2 billion, and intends to deploy SDV to more than 60% of its footprint and DOCSIS 3.0 to approximately half of its footprint by year end 2010.

Free cash flow for the first nine months of 2010 was $467 million, compared to $171 million in the same period last year. The increase in free cash flow is primarily due to decreases in cash paid for interest and reorganization items and changes in working capital, partially offset by increases in investments to enhance our residential and commercial products and service capabilities.

Net cash flows from operating activities for the first nine months of 2010 were $1.422 billion, compared to $1.008 billion in the first nine months of 2009. The increase in cash flows from operating activities is primarily due to reduced cash paid for interest and reorganization costs.

Total principal amount of debt was approximately $13.3 billion as of September 30, 2010. At the end of the third quarter, the Company had availability under its revolving credit facility of approximately $1.2 billion.

On September 27, 2010, CCO Holdings, LLC and CCO Holdings Capital Corp. closed on transactions in which they issued $1.0 billion aggregate principal amount of 7.25% Senior Notes due 2017 guaranteed by Charter. A portion of the proceeds was used to repay borrowings under Charter Communications Operating, LLC’s (“Charter Operating”) revolving credit facilities, resulting in the remaining cash on hand of $682 million at September 30, 2010. On October 1, 2010, a portion of the proceeds also was used to repay $631 million of amounts outstanding under the Charter Operating credit facilities.

Effective September 14, 2010, Charter’s Class A common stock became listed on the NASDAQ Stock Market under the symbol “CHTR.”

Conference Call

The Company will host a conference call on Wednesday, November 3, 2010 at 9:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company’s website at charter.com. The webcast can be accessed by selecting "Investor & News Center" from the lower menu on the home page. The call will be archived in the "Investor & News Center" in the "Financial Information" section on the left beginning two hours after completion of the call. Participants should go to the call link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-726-7983 no later than 10 minutes prior to the call. International participants should dial 706-758-7055. The conference ID code for the call is 16851625.

A replay of the call will be available at 800-642-1687 or 706-645-9291 beginning two hours after the completion of the call through the end of business on November 18, 2010. The conference ID code for the replay is 16851625.

Additional Information Available on Website

A slide presentation to accompany the conference call will be available on the “Investor & News Center” of our website at charter.com in the “Financial Information” section. A trending schedule containing historical customer and financial data can also be found in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, adjusted EBITDA less capital expenditures and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operating activities reported in accordance with GAAP.  These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to consolidated net income (loss) and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as consolidated net loss plus net interest expense, income taxes, depreciation and amortization, reorganization items, impairment charges, stock compensation expense, loss on extinguishment of debt, and other expenses, such as special charges and loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses as well as other non-cash or special items, and is unaffected by the Company’s capital structure or investment activities. Adjusted EBITDA less capital expenditures is defined as Adjusted EBITDA minus purchases of property, plant and equipment. Adjusted EBITDA and adjusted EBITDA less capital expenditures are used by management and the Company’s Board to evaluate the performance of the Company’s business. For this reason, they are significant components of Charter’s annual incentive compensation program. However, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. Management evaluates these costs through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

The Company believes that adjusted EBITDA and free cash flow provide information useful to investors in assessing Charter’s performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission).

Adjusted EBITDA, as presented, includes management fee expenses in the amount of $34 million and $34 million for the three months ended September 30, 2010 and 2009, respectively, and $105 million and $100 million for the nine months ended September 30, 2010 and 2009, respectively, which expense amounts are excluded for the purposes of calculating compliance with leverage covenants.

In addition to the actual results for the three and nine months ended September 30, 2010 and 2009, we have provided pro forma results in this release for the three and nine months ended September 30, 2010 and 2009. We believe these pro forma results facilitate meaningful analysis of the results of operations. Pro forma results in this release reflect certain sales of cable systems in 2009 and 2010 as if they occurred as of January 1, 2009. Pro forma statements of operations for the three and nine months ended September 30, 2010 and 2009; and pro forma customer statistics as of December 31, 2009 and September 30, 2009; are provided in the addendum of this news release.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TVTM video entertainment programming, Charter InternetTM access, and Charter PhoneTM. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

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Contact:

Media:                                                                Analysts:
Anita Lamont                                                    Mary Jo Moehle
314-543-2215                                                      314-543-2397

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC").  Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning" and "potential," among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and free cash flow by offering video, high-speed Internet, telephone and other services to residential and commercial customers, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and related capital expenditures and the difficult economic conditions in the United States;

•
the impact of competition from other distributors, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers, and digital subscriber line ("DSL") providers and competition from video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the significant downturn in the housing sector and overall economy;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	our ability to adequately deliver customer service;

•	the effects of governmental regulation on our business;

•
the availability and access, in general, of funds to meet our debt obligations, prior to or when they become due, and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, (iii) access to the capital or credit markets including through new issuances, exchange offers or otherwise, especially given recent volatility and disruption in the capital and credit markets, or (iv) other sources and our ability to fund debt obligations (by dividend, investment or otherwise) to the applicable obligor of such debt; and

•	our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement.  We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Successor	Predecessor		Successor	Predecessor
	Actual Three	Actual Three		Actual Nine	Actual Nine
	Months Ended	Months Ended		Months Ended	Months Ended
	September 30, 2010	September 30, 2009	% Change	September 30, 2010	September 30, 2009	% Change

REVENUES:
Video (a)	$918	$916	0.2%	$2,776	$2,772	0.1%
High-speed Internet	404	371	8.9%	1,201	1,098	9.4%
Telephone (a)	208	192	8.3%	612	555	10.3%
Commercial	126	113	11.5%	365	330	10.6%
Advertising sales	75	64	17.2%	206	180	14.4%
Other (a)	38	37	2.7%	115	110	4.5%
Total revenues	1,769	1,693	4.5%	5,275	5,045	4.6%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (b)	788	739	6.6%	2,317	2,174	6.6%
Selling, general and administrative (excluding stock
compensation expense) (c)	349	348	0.3%	1,043	1,011	3.2%
Operating costs and expenses	1,137	1,087	4.6%	3,360	3,185	5.5%

Adjusted EBITDA	632	606	4.3%	1,915	1,860	3.0%

Adjusted EBITDA margin	35.7%	35.8%		36.3%	36.9%

Depreciation and amortization	385	327		1,134	977
Impairment of franchises	-	2,854		-	2,854
Stock compensation expense	7	6		17	23
Other operating (income) expenses, net	-	10		19	(38)

Income (loss) from operations	240	(2,591)		745	(1,956)

OTHER INCOME (EXPENSES):
Interest expense, net (excluding unrecorded
contractual interest expense of $204 and $421 for
the three and nine months ended September 30, 2009, respectively)	(222)	(206)		(645)	(885)
Reorganization items, net	(1)	(198)		(6)	(523)
Loss on extinguishment of debt	(3)	-		(38)	-
Other income (expense), net	-	-		3	(3)
	(226)	(404)		(686)	(1,411)

Income (loss) before income taxes	14	(2,995)		59	(3,367)

Income tax benefit (expense)	(109)	565		(211)	444

Consolidated net loss	(95)	(2,430)		(152)	(2,923)

Less: Net loss - noncontrolling interest	-	1,395		-	1,571

Net loss - Charter shareholders	$(95)	$(1,035)		$(152)	$(1,352)

Loss per common share, basic and diluted:
Net loss - Charter shareholders:	$(0.84)	$(2.73)		$(1.34)	$(3.57)

Weighted average common shares outstanding, basic and diluted	113,110,889	379,066,320		113,081,242	378,718,134

(a) Certain prior year amounts have been reclassified to conform with the 2010 presentation, including the reflection of franchise fees, equipment rental and video customer installations revenue as video revenue, and telephone regulatory fees as telephone revenue, rather than other revenue.

(b) Operating expenses include programming, service, and advertising sales expenses.

(c) Selling, general and administrative expenses include general and administrative and marketing expenses.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to consolidated net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Third Quarter 2010 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Successor	Predecessor		Successor	Predecessor
	Actual Three	Pro Forma Three		Pro Forma Nine	Pro Forma Nine
	Months Ended	Months Ended		Months Ended	Months Ended
	September 30, 2010	September 30, 2009 (a)	% Change	September 30, 2010 (a)	September 30, 2009 (a)	% Change

REVENUES:
Video (b)	$918	$915	0.3%	$2,774	$2,766	0.3%
High-speed Internet	404	371	8.9%	1,201	1,098	9.4%
Telephone (b)	208	192	8.3%	612	555	10.3%
Commercial	126	113	11.5%	365	330	10.6%
Advertising sales	75	63	19.0%	206	179	15.1%
Other (b)	38	37	2.7%	115	110	4.5%
Total revenues	1,769	1,691	4.6%	5,273	5,038	4.7%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (c)	788	739	6.6%	2,316	2,171	6.7%
Selling, general and administrative (excluding stock
compensation expense (d)	349	347	0.6%	1,042	1,009	3.3%
Operating costs and expenses	1,137	1,086	4.7%	3,358	3,180	5.6%

Adjusted EBITDA	632	605	4.5%	1,915	1,858	3.1%

Adjusted EBITDA margin	35.7%	35.8%		36.3%	36.9%

Depreciation and amortization	385	327		1,134	976
Impairment of franchises	-	2,854		-	2,854
Stock compensation expense	7	6		17	23
Other operating (income) expenses, net	-	10		19	(40)

Income (loss) from operations	240	(2,592)		745	(1,955)

OTHER INCOME (EXPENSES):
Interest expense, net (excluding unrecorded
contractual interest expense of $204 and $421 for
the three and nine months ended September 30, 2009, respectively)	(222)	(206)		(645)	(885)
Reorganization items, net	(1)	(198)		(6)	(523)
Loss on extinguishment of debt	(3)	-		(38)	-
Other income (expense), net	-	-		3	(3)
	(226)	(404)		(686)	(1,411)

Income (loss) before income taxes	14	(2,996)		59	(3,366)

Income tax expense	(109)	565		(208)	444

Consolidated net loss	(95)	(2,431)		(149)	(2,922)

Less: Net loss - noncontrolling interest	-	1,395		-	1,571

Net loss - Charter shareholders	$(95)	$(1,036)		$(149)	$(1,351)

Loss per common share, basic and diluted:
Net loss - Charter shareholders:	$(0.84)	$(2.73)		$(1.32)	$(3.57)

Weighted average common shares outstanding, basic and diluted	113,110,889	379,066,320		113,081,242	378,718,134

(a) Pro forma results reflect certain sales of cable systems in 2009 and 2010 as if they occurred as of January 1, 2009. The pro forma statements of operations do not include adjustments for financing transactions completed by Charter during the periods presented or certain other dispositions or acquisitions of assets because those transactions did not significantly impact Charter's revenue and operating costs and expenses. However, all transactions completed in 2009 and 2010 have been reflected in the operating statistics. The pro forma data is based on information available to Charter as of the date of this document and certain assumptions that we believe are reasonable under the circumstances. The financial data required allocation of certain revenues and expenses and such information has been presented for comparative purposes and is not intended to provide any indication of what our actual financial position, or results of operations would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

(b) Certain prior year amounts have been reclassified to conform with the 2010 presentation, including the reflection of franchise fees, equipment rental and video customer installations revenue as video revenue, and telephone regulatory fees as telephone revenue, rather than other revenue.

(c) Operating expenses include programming, service, and advertising sales expenses.

(d) Selling, general and administrative expenses include general and administrative and marketing expenses.

September 30, 2010 Pro forma revenues, operating costs and expenses and net loss were reduced by $2 million, $2 million and $3 million, respectively, for the nine months ended September 30, 2010.

September 30, 2009  Pro forma revenues and operating costs and expenses were reduced by $2 million and $1 million, respectively, and net loss increased by $1 million for the three months ended September 30, 2009. Pro forma revenues, operating costs and expenses and net loss were reduced by $7 million, $5 million and $1 million, respectively, for the nine months ended September 30, 2009.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to consolidated net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Third Quarter 2010 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	September 30,	December 31,
	2010	2009

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$655	$709
Restricted cash and cash equivalents	27	45
Accounts receivable, net of allowance for doubtful accounts	241	248
Prepaid expenses and other current assets	96	69
Total current assets	1,019	1,071

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	6,867	6,833
Franchises	5,257	5,272
Customer relationships, net	2,081	2,335
Goodwill	951	951
Total investment in cable properties, net	15,156	15,391

OTHER NONCURRENT ASSETS	360	196

Total assets	$16,535	$16,658

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,015	$898
Current portion of long-term debt	589	70
Total current liabilities	1,604	968

LONG-TERM DEBT	12,585	13,252

OTHER LONG-TERM LIABILITIES	823	520

SHAREHOLDERS' EQUITY:
Charter shareholders' equity	1,523	1,916
Noncontrolling interest	-	2
Total shareholders' equity	1,523	1,918

Total liabilities and shareholders' equity	$16,535	$16,658

Addendum to Charter Communications, Inc. Third Quarter 2010 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Three Months Ended		Nine Months Ended
	Successor	Predecessor	Successor	Predecessor
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net loss	$(95)	$(2,430)	$(152)	$(2,923)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	385	327	1,134	977
Impairment of franchises	-	2,854	-	2,854
Noncash interest expense	18	9	54	35
Noncash reorganization items, net	-	24	-	155
Loss on extinguishment of debt	3	-	35	-
Deferred income taxes	106	(567)	204	(451)
Other, net	9	9	20	32
Changes in operating assets and liabilities, net of effects from dispositions
Accounts receivable	8	4	7	11
Prepaid expenses and other assets	3	7	15	(37)
Accounts payable, accrued expenses and other	4	146	105	355
Net cash flows from operating activities	441	383	1,422	1,008

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(299)	(279)	(948)	(819)
Change in accrued expenses related to capital expenditures	(7)	1	(7)	(18)
Other, net	(3)	(4)	(7)	(4)
Net cash flows from investing activities	(309)	(282)	(962)	(841)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	1,132	-	2,757	-
Repayments of long-term debt	(630)	(18)	(3,070)	(52)
Repayment of preferred stock	-	-	(138)	-
Payments for debt issuance costs	(17)	-	(76)	-
Other, net	(2)	-	(5)	-
Net cash flows from financing activities	483	(18)	(532)	(52)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	615	83	(72)	115
CASH AND CASH EQUIVALENTS, beginning of period	67	992	754	960
CASH AND CASH EQUIVALENTS, end of period	$682	$1,075	$682	$1,075

CASH PAID FOR INTEREST	$224	$177	$561	$685

Addendum to Charter Communications, Inc. Third Quarter 2010 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS

	Approximate as of
	Actual		Pro Forma
	September 30,	June 30,	December 31,	September 30,
	2010 (a)	2010 (a)	2009 (a)	2009 (a)

Customer Summary:
Customer Relationships:
Residential (non-bulk) basic video customers (b)	4,399,900	4,466,600	4,555,700	4,610,500
Multi-dwelling (bulk) and commercial unit customers (c)	252,800	249,900	260,700	262,600
Total basic video customers	4,652,700	4,716,500	4,816,400	4,873,100

Non-video customers (b)	564,200	538,800	493,000	462,500
Total customer relationships (d)	5,216,900	5,255,300	5,309,400	5,335,600

Pro forma average monthly revenue per basic video customer (e)	$126.07	$124.06	$117.53	$115.29
Pro forma average monthly video revenue per basic video customer (f)	$69.10	$68.90	$66.34	$65.83

Residential bundled customers (g)	3,000,500	2,971,000	2,890,700	2,858,500

Revenue Generating Units:
Basic video customers (b) (c)	4,652,700	4,716,500	4,816,400	4,873,100
Digital video customers (h)	3,379,300	3,337,500	3,216,200	3,172,900
Residential high-speed Internet customers (i)	3,238,700	3,187,900	3,062,300	3,010,500
Residential telephone customers (j)	1,688,000	1,658,100	1,556,000	1,499,800
Total revenue generating units (k)	12,958,700	12,900,000	12,650,900	12,556,300

Total Video Services:
Estimated homes passed (l)	12,030,900	11,989,900	11,887,800	11,847,300
Basic video customers (b)(c)	4,652,700	4,716,500	4,816,400	4,873,100
Estimated penetration of basic homes passed (b) (c) (l) (m)	38.7%	39.3%	40.5%	41.1%
Pro forma basic video customers quarterly net loss (b) (c) (n)	(63,800)	(76,600)	(56,700)	(46,200)

Digital video customers (h)	3,379,300	3,337,500	3,216,200	3,172,900
Digital penetration of basic video customers (b) (c) (h) (o)	72.6%	70.8%	66.8%	65.1%
Digital set-top terminals deployed	5,043,500	4,974,800	4,791,600	4,710,500
Pro forma digital video customers quarterly net gain (h) (n)	41,800	25,500	43,300	22,800

High-Speed Internet Services:
Estimated high-speed Internet homes passed (l)	11,527,300	11,468,300	11,360,200	11,308,600
Residential high-speed Internet customers (i)	3,238,700	3,187,900	3,062,300	3,010,500
Estimated penetration of high-speed Internet homes passed (i) (l) (m)	28.1%	27.8%	27.0%	26.6%
Pro forma average monthly high-speed Internet revenue per high-speed Internet customer (f)	$41.97	$42.20	$41.48	$41.58
Pro forma high-speed Internet customers quarterly net gain (i) (n)	50,800	21,900	51,800	52,400

Telephone Services:
Estimated telephone homes passed (l)	10,521,400	10,434,800	10,312,700	10,219,200
Residential telephone customers (j)	1,688,000	1,658,100	1,556,000	1,499,800
Estimated penetration of telephone homes passed (i) (l) (m)	16.0%	15.9%	15.1%	14.7%
Pro forma average monthly telephone revenue per telephone customer (f)	$41.45	$41.74	$42.54	$43.45
Pro forma telephone customers quarterly net gain (j) (n)	29,900	35,200	56,200	51,200

Pro forma operating statistics reflect the sales and acquisitions of cable systems in 2009 and 2010 as if such transactions had occurred as of the last day of the respective period for all periods presented. The pro forma statements of operations do not include adjustments for financing transactions completed by Charter during the periods presented or certain other dispositions or acquisitions of assets because those transactions did not significantly impact Charter's revenue and operating costs and expenses. However, all transactions completed in 2009 and 2010 have been reflected in the operating statistics.

At December 31, 2009, actual basic video customers, digital video customers, high-speed Internet customers and telephone customers were 4,824,000, 3,218,100, 3,062,300, and 1,556,000, respectively.

At September 30, 2009, actual basic video customers, digital video customers, high-speed Internet customers and telephone customers were 4,879,100, 3,174,800, 3,010,100, and 1,499,800, respectively.

See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Third Quarter 2010 Earnings Release

(a)  We calculate the aging of customer accounts based on the monthly billing cycle for each account.  On that basis, at September 30, 2010, June 30, 2010, December 31, 2009, and September 30, 2009 customers include approximately 14,400, 20,800, 25,900, and 33,300 persons, respectively, whose accounts were over 60 days past due in payment, approximately 1,900, 2,500, 3,500, and 5,700 persons, respectively, whose accounts were over 90 days past due in payment and approximately 1,100, 1,300, 2,200, and 2,500 persons, respectively, whose accounts were over 120 days past due in payment.

(b)  "Basic video customers" include all residential customers who receive video services (including those who also purchase high-speed Internet and telephone services) but excludes approximately 564,200,  538,800, 493,000, and 462,500 customer relationships at September 30, 2010, June 30, 2010, December 31, 2009, and September 30, 2009, respectively, who receive high-speed Internet service only, telephone service only, or both high-speed Internet service and telephone service and who are only counted as high-speed Internet customers or telephone customers.

(c)  Included within "basic video customers" are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis.  EBUs are calculated by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service.  This EBU method of estimating basic video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators (MSOs).  As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d)  "Customer relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and telephone services, without regard to which service(s) such customers receive.  This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by the publicly traded cable operators, including Charter.

(e) "Pro forma average monthly revenue per basic video customer" is calculated as total quarterly pro forma revenue divided by three divided by average pro forma basic video customers during the respective quarter.

(f) "Pro forma average monthly revenue per customer" represents quarterly pro forma revenue for the service indicated divided by three divided by the number of pro forma customers for the service indicated during the respective quarter.

(g) "Residential bundled customers" include residential customers receiving a combination of at least two different types of service, including Charter's video service, high-speed Internet service or telephone.  "Residential bundled customers" do not include residential customers who only subscribe to video service.

(h) "Digital video customers" include all basic video customers that have one or more digital set-top boxes or cable cards deployed.

(i)  "Residential high-speed Internet customers" represent those residential customers who subscribe to our high-speed Internet service.  At September 30, 2010,  June 30, 2010, December 31, 2009, and September 30, 2009, approximately 2,815,900, 2,789,900, 2,705,200, and 2,673,600 of these high-speed Internet customers, respectively, receive video and/or telephone services from us and are included within the respective statistics above.

(j)  "Residential telephone customers" represent those residential customers who subscribe to our telephone service.  As of September 30, 2010, June 30, 2010, December 31 2009, and September 30, 2009 approximately 1,646,900, 1,613,800, 1,508,300, and 1,457,900 of these telephone customers, respectively, receive video and/or high-speed Internet services from us and are included within the respective statistics above.

(k)  "Revenue generating units" represent the sum total of all basic video, digital video, high-speed Internet and telephone customers, not counting additional outlets within one household.  For example, a customer who receives two types of service (such as basic video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed Internet service, the customer would be treated as three revenue generating units.    This statistic is computed in accordance with the guidelines of the NCTA.

(l)  "Homes passed" represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated.  "Homes passed" exclude commercial units passed by our cable distribution network.  These estimates are updated for all periods presented when estimates change.

(m) "Penetration" represents customers as a percentage of homes passed for the service indicated.

(n) "Pro forma quarterly net gain (loss)" represents the pro forma net gain or loss in the respective quarter for the service indicated.

(o) "Digital penetration of basic video customers" represents the number of digital video customers as a percentage of basic video customers.

Addendum to Charter Communications, Inc. Third Quarter 2010 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(DOLLARS IN MILLIONS)

	Actual Three Months Ended		Actual Nine Months Ended
	Successor	Predecessor	Successor	Predecessor
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Consolidated net loss	$(95)	$(2,430)	$(152)	$(2,923)
Plus: Interest expense, net	222	206	645	885
Income tax (benefit) expense	109	(565)	211	(444)
Depreciation and amortization	385	327	1,134	977
Impairment of franchises	-	2,854	-	2,854
Stock compensation expense	7	6	17	23
Reorganization items, net	1	198	6	523
Loss on extinguishment of debt	3	-	38	-
Other, net	-	10	16	(35)

Adjusted EBITDA (b)	632	606	1,915	1,860
Less: Purchases of property, plant and equipment	(299)	(279)	(948)	(819)

Adjusted EBITDA less capital expenditures	$333	$327	$967	$1,041

Net cash flows from operating activities	$441	$383	$1,422	$1,008
Less: Purchases of property, plant and equipment	(299)	(279)	(948)	(819)
Change in accrued expenses related to capital expenditures	(7)	1	(7)	(18)

Free cash flow	$135	$105	$467	$171

	Three Months Ended		Pro Forma Nine Months Ended (a)
	Actual	Pro Forma (a)
	Successor	Predecessor	Successor	Predecessor
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Consolidated net loss	$(95)	$(2,431)	$(149)	$(2,922)
Plus: Interest expense, net	222	206	645	885
Income tax (benefit) expense	109	(565)	208	(444)
Depreciation and amortization	385	327	1,134	976
Impairment of franchises	-	2,854	-	2,854
Stock compensation expense	7	6	17	23
Reorganization items, net	1	198	6	523
Loss on extinguishment of debt	3	-	38	-
Other, net	-	10	16	(37)

Adjusted EBITDA (b)	632	605	1,915	1,858
Less: Purchases of property, plant and equipment	(299)	(279)	(948)	(819)

Adjusted EBITDA less capital expenditures	$333	$326	$967	$1,039

Net cash flows from operating activities	$441	$382	$1,422	$1,006
Less: Purchases of property, plant and equipment	(299)	(279)	(948)	(819)
Change in accrued expenses related to capital expenditures	(7)	1	(7)	(18)

Free cash flow	$135	$104	$467	$169

(a) Pro forma results reflect certain sales of cable systems in 2009 and 2010 as if they occurred as of January 1, 2009.

(b) See pages 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Third Quarter 2010 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(DOLLARS IN MILLIONS)

	Three Months Ended		Nine Months Ended
	Successor	Predecessor	Successor	Predecessor
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Customer premise equipment (a)	$141	$152	$437	$460
Scalable infrastructure (b)	64	46	259	141
Line extensions (c)	23	18	61	49
Upgrade/Rebuild (d)	4	6	20	20
Support capital (e)	67	57	171	149

Total capital expenditures (f)	$299	$279	$948	$819

(a) Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d) Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e) Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f) Total capital expenditures includes $34 million and $19 million of capital expenditures related to commercial services for the three months ended September 30, 2010 and 2009, respectively, and $86 million and $54 million for the nine months ended September 30, 2010 and 2009, respectively.

Addendum to Charter Communications, Inc. Third Quarter 2010 Earnings Release